Exhibit 99.2

Aloha Petroleum, Ltd.

(A Wholly Owned Subsidiary of Henger BV Inc.)

Unaudited Condensed Financial Statements
as of September 30, 2014 and 2013

Aloha Petroleum, LTD.
(A Wholly Owned Subsidiary of Henger BV Inc.)

Aloha Petroleum, Ltd.
(A Wholly Owned Subsidiary of Henger BV Inc.)
Condensed Balance Sheets
Unaudited

	September 30, 2014	December 31, 2013
	(in thousands, except shares)
Assets
Current assets:
Cash and cash equivalents	$20,974	$23,192
Accounts receivable, net of allowance for doubtful accounts of $634 and $598 at September 30, 2014 and December 31, 2013, respectively	18,901	16,611
Inventories	22,610	33,005
Prepaid expenses and other current assets	2,058	1,265
Deferred income taxes	878	878
Total current assets	65,421	74,951
Property, plant & equipment, net	99,228	92,584
Intangible assets, net	7,772	10,366
Goodwill	24,455	23,235
Other non-current assets	1,469	2,083
Total assets	$198,345	$203,219
Liabilities & Stockholder's Equity
Current liabilities:
Accounts payable	$5,285	$11,973
Accrued liabilities and other expenses	14,635	15,779
Current maturities of long-term debt	8,100	6,150
Total current liabilities	28,020	33,902
Long-term debt, net of current maturities	24,150	30,750
Lease premium liability	9,572	9,602
Deferred income taxes	11,069	11,751
Asset retirement obligations	5,245	5,740
Deferred rent and other non-current liabilities	5,998	5,507
Total liabilities	84,054	97,252
Stockholder's Equity:
Common stock, $1 par value (750,000 shares authorized, issued and outstanding)	750	750
Additional paid-in capital	29,834	29,834
Accumulated other comprehensive loss	(29)	(39)
Retained earnings	83,736	75,422
Total stockholder's equity	114,291	105,967
Total liabilities and stockholder's equity	$198,345	$203,219

See accompanying notes to condensed financial statements

Aloha Petroleum, Ltd.
(A Wholly Owned Subsidiary of Henger BV Inc.)
Condensed Statements of Comprehensive Income
Unaudited

	Nine Months Ended
	September 30, 2014	September 30, 2013
	(in thousands)
Revenues:
Merchandise sales	$35,578	$33,695
Fuel sales	499,709	537,684
Other income	14,739	15,715
Total operating revenues	550,026	587,094
Operating expenses:
Cost of merchandise sales*	25,870	24,094
Cost of fuel sales*	451,941	486,019
Other	1,576	1,827
General and administrative*	47,015	45,413
Depreciation, amortization and accretion	7,921	5,993
Total operating expenses	534,323	563,346
Income from operations	15,703	23,748
Other income and expense:
Interest expense, net	2,136	2,695
Gain on interest rate swap and other	(134)	(77)
Income before income taxes	13,701	21,130
Income tax expense	5,387	7,883
Net income	8,314	13,247
Other comprehensive income - Retirement plan benefit, net of tax	10	10
Comprehensive income	$8,324	$13,257

*Exclusive of depreciation and amortization expense shown separately below.

See accompanying notes to condensed financial statements

Aloha Petroleum, Ltd.
(A Wholly Owned Subsidiary of Henger BV Inc.)
Condensed Statements of Stockholder's Equity
Unaudited

					Accumulated
			Additional		Other
	Common Stock		Paid-In	Retained Earnings	Comprehensive
	Shares	$	Capital		Income (Loss)	Total
	(dollars in thousands, except shares)
Balance, January 1, 2014	750,000	$750	$29,834	$75,422	$(39)	$105,967
Net income	—	—	—	8,314	—	8,314
Retirement plan benefit, net of tax	—	—	—	—	10	10
Balance, September 30, 2014	750,000	$750	$29,834	$83,736	$(29)	$114,291

See accompanying notes to condensed financial statements

Aloha Petroleum, Ltd.
(A Wholly Owned Subsidiary of Henger BV Inc.)
Condensed Statements of Cash Flows
Unaudited

	Nine Months Ended
	September 30, 2014	September 30, 2013
	(in thousands)
Cash flows from operating activities:	$15,965	$17,064

Cash flows from investing activities:
Acquisition of Maui gas stations	(8,007)	—
Capital expenditures	(5,475)	(4,148)
Proceeds from sale of property and equipment	240	13
Net cash used in investing activities	(13,242)	(4,135)
Cash flows from financing activities:
Debt payments	(4,650)	(12,166)
Debt issuance costs	—	(338)
Principal payments on capital lease obligations	(291)	(207)
Dividends paid	—	(1,000)
Net cash used in financing activities	(4,941)	(13,711)
Net decrease in cash and cash equivalents	(2,218)	(782)
Cash and cash equivalents at beginning of period	23,192	12,066
Cash and cash equivalents at end of period	$20,974	$11,284
Supplemental disclosure of cash flow information - Cash paid during the period for:
Interest	2,051	2,488
Income taxes - net of refund	6,050	4,380

Noncash Activities:
Accrued capital expenditures	464	1,733
Exchange of fuel inventory (payable) receivable	(8)	70

See accompanying notes to condensed financial statements

Aloha Petroleum, Ltd.
(A Wholly Owned Subsidiary of Henger BV Inc.)
Notes to Condensed Financial Statements

1.	Organization
Aloha Petroleum, Ltd. (the “Company”), is a wholly owned subsidiary of Henger BV Inc. (“Parent”), a company organized under the laws of the British Virgin Islands.
The Company is a distributor of petroleum products and operator of convenience stores and fuel terminals in the State of Hawaii.
On September 25, 2014, Sunoco LP ("Sunoco") (formerly known as Susser Petroleum Partners LP), a Delaware limited partnership, and Susser Petroleum Property Company LLC, ("Propco") a wholly owned subsidiary of Sunoco, entered into a purchase and sale agreement (“Purchase Agreement”) with the Parent of the Company. Pursuant to the Purchase Agreement, Sunoco acquired all of the equity interests of the Company in exchange for approximately $240 million in cash consideration, subject to certain adjustments. The consummation of the acquisition was subject to various customary closing conditions and closed on December 16, 2014 (see Note 10).

2.	Basis of presentation
The condensed financial statements are unaudited. Because of the nature of the Company’s operations, the results for interim periods are not necessarily indicative of results to be expected for the year. While these condensed financial statements reflect all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results of the interim period, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. Therefore, the interim condensed financial statements should be read in conjunction with the balance sheet as of December 31, 2013, and the related statements of comprehensive income, stockholder’s equity, and of cash flows for the year then ended and the notes thereto.

3.	Inventories
Inventories consist primarily of refined petroleum products, ethanol, and convenience store merchandise. Refined petroleum products and ethanol are stated at the lower of weighted-average cost or market. Convenience store merchandise is stated using the retail inventory method. On January 1, 2014, the Company entered into a fuel supply agreement with a local petroleum supplier to exclusively purchase regular unleaded gasoline, premium unleaded gasoline, and ultra-low sulfur diesel. The costs of these products are based on predefined formulas based on selected national and international market indices. The fuel supply agreement, which expires on December 31, 2015, does not require a minimum purchase amount which resulted in a decrease in inventories on hand from $33,005,000 at December 31, 2013, to $22,610,000 at September 30, 2014.

4.	New accounting pronouncements
In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update No. 2014‑09, Revenue from Contracts with Customers. This update establishes the core principle requiring revenue to be recognized in a manner to depict the transfer of goods or services to a customer at an amount that reflects the consideration expected to be received in exchange for those goods or services. This guidance is effective for the annual reporting periods, and any interim periods within those annual periods, that begin after December 15, 2016, and allows for either full retrospective or modified retrospective application, with early adoption not permitted. The Company has not yet determined the adoption method it will apply and the impact that this guidance will have on its condensed financial statements.

5.	Financial instruments
The carrying amounts of cash and cash equivalents are carried at cost, which management believes approximates fair value because of the short-term maturity of these instruments. As of September 30, 2014, and December 31, 2013, the fair value of the senior secured note approximated $24,100,000 and $26,178,000, respectively, compared to its carrying value of $25,000,000 as of September 30, 2014 and December 31, 2013. At September 30, 2014, and December 31, 2013, the fair value of the term loan approximated its carrying value of $7,250,000 and $11,900,000, respectively. As of September 30, 2014, and December 31, 2013, the fair value of the Company’s swap agreements was $96,000 and $230,000, respectively, and is included in other noncurrent liabilities. The fair value of long-term debt and the Company’s interest rate swap agreements have been classified as Level 2 measurements.

6.	Long-term debt
On June 30, 2014, the Company amended its senior secured note and credit agreement to permit the Company to make a loan to its Parent up to the maximum amount of $20 million; to allow special dividends to its Parent up to the maximum amount of $30 million, less any loans to its Parent; and to amend certain financial covenants including the current ratio, fixed charge coverage ratio, tangible net worth, and leverage ratio. Management believes the Company was in compliance with the financial covenants of these agreements as of September 30, 2014.

7.	Income taxes
For interim financial reporting periods, the Company estimates its effective annual tax rate based on projected taxable income for the full year and records a tax provision at the estimated annual effective tax rate. In subsequent reporting periods, the Company refines its estimate of taxable income for the full year, and as new information becomes available. Changes to the Company’s estimated effective tax rate for the year are recorded as an adjustment to the income tax provision during the period in which the change in estimate occurs, such that the year-to-date provision reflects the expected annual effective tax rate.
8.    Acquisition of Maui gas stations
On September 4, 2014, the Company acquired three gas stations located on Maui, Hawaii, for approximately $8 million (the “Purchase Price”). For purposes of the September 30, 2014 balance sheet, the Purchase Price was allocated to various assets and liabilities based on estimates of the fair value of the assets of the acquired stations. The allocation of the Purchase Price at September 30, 2014 was as follows:

(in thousands)
Land	$984
Buildings and leasehold improvements	4,991
Equipment and vehicles	1,387
Lease premium liability	(575)
Goodwill	1,220
Purchase Price	$8,007

9. Commitments and contingencies
The Company is involved in various immaterial claims arising out of the ordinary course of business. The Company received notification from the United States Environmental Protection Agency ("EPA") that several of its terminals did not have sufficiently impervious liners and that the Company could be required to install impervious liners at the terminals. The Company has disputed the alleged noncompliance. As certain of the terminals were recently acquired from a third party, the Company has also put the seller of those terminals on notice for indemnification for the costs to bring the acquired terminals into compliance and any penalties assessed for noncompliance. Management is in discussions with the EPA about the terminal liner requirement. On May 19, 2014, the Company received a demand for civil penalties of $900,000 from the EPA to resolve the

Company’s violations of the Clean Air Act and Clean Water Act. In September 2014, management counter-offered an amount substantially lower than the demand amount, and in October 2014, management updated their counteroffer amount and believes that the impact of this matter will not have a material effect on the Company’s condensed financial statements.
The Company is also in dispute over insurance coverage for the defense of a claim made that was settled in favor of the Company. The insurer is seeking reimbursement of $1.7 million for premium costs and a security deposit, plus legal fees and costs. In February 2014, the insurer filed a petition to compel arbitration; however, the Company filed a motion for preliminary injunction against the petition. The Company’s motion was scheduled to be heard on May 9, 2014. On August 20, 2014, a jury trial was scheduled for January 11, 2016 to settle the litigation. Management does not believe the Company is liable for the claim, and no amounts have been accrued in the accompanying condensed financial statements. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the Company’s condensed financial statements.
10. Subsequent events
On December 16, 2014, Sunoco and Propco completed the acquisition of all of the equity interests of the Company in exchange for approximately $240 million in cash consideration, subject to certain adjustments. In connection with the closing, the proceeds from the acquisition were used to repay all of the Company's outstanding debt, which totaled $32,250,000 as of September 30, 2014. On October 24, 2014, the Company approved a $2.5 million incentive award to certain members of management, contingent upon the successful completion of the acquisition. The incentive awards were paid out in December 2014.
The Company evaluated events that have occurred after the condensed balance sheet date through March 2, 2015, the date the condensed financial statements were available to be issued. Based upon the evaluation, the Company did not identify any other recognized or nonrecognized subsequent events that would have required adjustment to or disclosure in the condensed financial statements.